EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS THIRD QUARTER RESULTS

Q3 Gross Profit Margin 14.9%

Sales of Services grew 8%

El Segundo, California — November 6, 2017 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the third quarter of 2017.

Highlights (Q3 2017 compared to Q3 2016):

●	Net sales declined 7% to $545.5 million
●	Sales of services grew 8% to $40.2 million
●	Gross profit declined 2% to $81.3 million
●	Gross profit margin of 14.9%, up from 14.1%
●	Operating profit declined 87% to $1.4 million
●	EBITDA of $5.1 million; adjusted EBITDA of $11.6 million
●	Diluted loss per share of $0.07; adjusted earnings per share (EPS) of $0.34
●	Repurchased 869,287 shares at an average price of $13.04

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “We continue to execute on our long-term strategy of transitioning the business to higher value-added services and solutions, as evidenced by our cohesive go-to-market message and strategy around cloud, security and transformational consulting. Our focused investment in faster growing segments of the IT market are resulting in gains in our services and software sales, and we continue to align our resources into areas that are important to our future, such as our new UK segment, which we anticipate to be accretive to growth and earnings for fiscal 2018.”

“Our overall third quarter revenues declined by 7% and led to lower gross profit. Revenues were impacted in the quarter by the NCE business non-consolidation, a reduction of $30.9 million, or 5%, and by two major hurricanes, which we believe reduced revenue by at least 3%. I’m pleased that gross margin expanded to a third quarter record of 14.9%, including increased sales of services and advanced solutions, with an 8% increase in sales of delivered services, which reflects our success in executing to our long-term strategy.”

Khulusi continued, “In the latter part of the third quarter we executed cost reductions totaling nearly $12 million per year in lower growth potential areas of our business in order to finance our continuing investments in the areas that we believe are strategic and have a much higher growth potential and in order to optimize our cost structure. We continue to analyze further cost optimization opportunities. During the quarter we also completed the services transition from our previous Pakistani BPO service provider, Ovex Technologies, primarily to our captive offshore operations. We expect long-term cost savings associated with this transition.”

Jay Miley, President of PCM, Inc., said, “I continue to remain committed to our investments in our advanced solutions practice groups, which contributed to the 8% increase in service revenues and 5% growth in software. As Frank has mentioned, we have worked hard to optimize our core businesses and cost structure through targeted initiatives that should provide productivity improvements beginning in the fourth quarter and continuing into 2018. Together with our investments in cloud migration, security, managed services and software, the net result will be a transformed business model that we expect will be primed for long-term, profitable and sustainable growth.”

Commenting on PCM’s outlook, Khulusi concluded, “For the fourth quarter, we forecast adjusted EPS in the range of $0.55-$0.61, which assumes flattish revenue growth and gross margins between 14.25% and 14.75%. This forecast reflects the fact that a large and profitable customer rollout which occurred in Q4 2016 and was previously expected to reoccur in Q4 2017 has shifted to the first quarter of 2018, as well as the loss of a low profit public sector contract, which we were unwilling to rebid at a loss. This forecast also reflects the non-consolidation of the NCE in 2017 which we expect will continue to create a tough year over year comparison in the fourth quarter. Looking ahead to 2018, we are confident that our focus on cloud migration, security, managed services, software and the fastest growing solutions and emerging technologies in the IT market, positions us to grow faster than forecast for overall IT spending levels, and our goal is to grow our bottom line faster than our topline.”

1

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended September 30,
	2017		2016
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$424,010	78%	$459,558	79%	$(35,548)	(8)%
Public Sector	80,702	15	89,688	15	(8,986)	(10)
Canada	38,167	7	35,724	6	2,443	7
United Kingdom	2,737	—	—	—	2,737	—
Corporate & Other	(137)	—	(33)	—	(104)	NM (1)
Consolidated	$545,479	100%	$584,937	100%	$(39,458)	(7)

(1)	Not meaningful.

Consolidated net sales were $545.5 million in the three months ended September 30, 2017 compared to $584.9 million in the three months ended September 30, 2016, a decrease of $39.4 million, or 7%. As previously announced, beginning in the first quarter of 2017 our financial results do not consolidate the financial results of sales made under some customer contracts we purchased in the En Pointe acquisition, which are now held by a partner which qualifies for certification as a minority and women owned business in accordance with customer supplier diversity policies. We hold a 49% passive equity interest in this partner and we have accounted for our investment in this partner using the equity method of accounting beginning in the first quarter of 2017. We refer to this entity as the non-controlled entity or NCE. Our consolidated net sales for the three months ended September 30, 2017 do not include $30.9 million of net sales made under contracts held by the NCE. Further, our consolidated net sales in the quarter were negatively impacted by Hurricanes Harvey and Irma. Consolidated sales of services were $40.2 million in the three months ended September 30, 2017 compared to $37.2 million in the three months ended September 30, 2016, an increase of $3.0 million, or 8%, and represented 7% and 6% of consolidated net sales in the three months ended September 30, 2017 and 2016, respectively.

Commercial net sales were $424.0 million in the three months ended September 30, 2017 compared to $459.6 million in the three months ended September 30, 2016, a decrease of $35.6 million or 8% primarily due to $30.9 million of net sales made under contracts now held by the NCE and not consolidated in our Commercial net sales and the impact of hurricanes in the quarter. Sales of services were $29.7 million in the three months ended September 30, 2017 compared to $28.0 million in the three months ended September 30, 2016, an increase of $1.7 million, or 6%, and represented 6% of Commercial net sales in each of the three months ended September 30, 2017 and 2016, respectively.

Public Sector net sales were $80.7 million in the three months ended September 30, 2017 compared to $89.7 million in the three months ended September 30, 2016, a decrease of $9.0 million, or 10%. The decrease in Public Sector net sales was primarily due to a $7.2 million increase in products reported on a net basis. Net sales in our state and local government and educational institution (“SLED”) portion of our Public Sector business decreased 13% and net sales in our federal business declined 4% in each case primarily due to this shift in sales mix towards products reported on a net basis. Sales of services in our Public Sector segment were $2.7 million in the three months ended September 30, 2017 compared to $3.1 million in the three months ended September 30, 2016, a decrease of $0.4 million, or 14%, and represented 3% of Public Sector net sales in each of the three months ended September 30, 2017 and 2016.

Canada net sales were $38.2 million in the three months ended September 30, 2017 compared to $35.7 million in the three months ended September 30, 2016, an increase of $2.5 million, or 7%, primarily related to increased sales of services in our Canadian business units. Sales of services were $7.8 million in the three months ended September 30, 2017 compared to $6.2 million in the three months ended September 30, 2016, an increase of $1.6 million, or 27%, and represented 21% and 17% of Canada net sales in the three months ended September 30, 2017 and 2016, respectively.

Our United Kingdom segment, which officially launched in the second quarter of 2017, generated net sales of approximately $2.7 million in the three months ended September 30, 2017.

2

Gross Profit and Gross Profit Margin

Consolidated gross profit was $81.3 million in the three months ended September 30, 2017 compared to $82.7 million in the three months ended September 30, 2016, a decrease of $1.4 million, or 2%. Consolidated gross profit margin increased to 14.9% in the three months ended September 30, 2017 from 14.1% in the same period last year. The decrease in consolidated gross profit was primarily due to the decrease in sales as discussed above. The increase in consolidated gross profit margin was primarily due to an increase in higher margin sales in each of our segments, including the impact of the increased sales of services and advanced solutions and increased vendor consideration as a percentage of our net sales. Our consolidated gross profit margin also benefited from the non-consolidation in 2017 of contracts now held by the NCE, as discussed above, which have historically had lower margins.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $79.9 million in the three months ended September 30, 2017 compared to $72.0 million in the three months ended September 30, 2016, an increase of $7.9 million, or 11%. Consolidated SG&A expenses as a percentage of net sales increased to 14.6% in the three months ended September 30, 2017 from 12.3% in the same period last year. The increase in consolidated SG&A expenses was primarily related to a $6.6 million increase in personnel costs, which was primarily related to the investments we made in account executives in the U.S. and Canada and in our advanced technology solutions practices, as well as $1.5 million of personnel costs associated with our new UK segment and a $1.1 million increase in severance costs. The increase in consolidated SG&A expenses was also impacted by an increase in M&A and related litigation costs and fees of $0.7 million. Our SG&A expenses in the three months ended September 30, 2017 also includes restructuring related charges of $2.0 million, which includes $0.9 million of duplicative expenses associated with our terminated back office support services provided by our former service provider in Pakistan.

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended September 30,								Change in
	2017			2016			Change in		Operating
	Operating	Operating Profit (Loss)		Operating	Operating Profit (Loss)		Operating Profit (Loss)		Profit (Loss) Margin
	Profit (Loss)	Margin(1)		Profit (Loss)	Margin(1)		$	%	%
Commercial	$19,051	4.5%		$20,779	4.5%		$(1,728)	(8)%	—%
Public Sector	2,901	3.6		4,779	5.3		(1,878)	(39)	(1.7)
Canada	(830)	(2.2)		780	2.2		(1,610)	(206)	(4.4)
United Kingdom	(1,467)	NM	(1)	—	—		(1,467)	NM (1)	NM	(1)
Corporate & Other	(18,270)	(3.3	)(2)	(15,638)	(2.7	)(2)	(2,632)	17	(0.6	)(2)
Consolidated	$1,385	0.3		$10,700	1.8		$(9,315)	(87)	(1.5)

(1)	Not meaningful.
(2)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $1.4 million in the three months ended September 30, 2017 compared to $10.7 million in the three months ended September 30, 2016, a decrease of $9.3 million or 87%.

Commercial operating profit was $19.1 million in the three months ended September 30, 2017 compared to $20.8 million in the three months ended September 30, 2016, a decrease of $1.7 million, or 8%. The decrease in Commercial operating profit was primarily due to a $1.6 million decrease in Commercial gross profit, an increase of $1.6 million in personnel costs, partially offset by a decrease of $0.3 million each in outside service costs, bad debt expense, advertising expenditures and variable fulfillment costs.

Public Sector operating profit was $2.9 million in the three months ended September 30, 2017 compared to $4.8 million in the three months ended September 30, 2016, a decrease of $1.9 million, or 39%. The decrease in Public Sector operating profit was due to an increase in personnel costs of $1.1 million, including an increase in variable compensation costs, and a $0.6 million decrease in Public Sector gross profit.

Canada operating loss was $0.8 million in the three months ended September 30, 2017 compared to operating profit of $0.8 million in the three months ended September 30, 2016, a decrease of $1.6 million, which was primarily due to an increase in personnel costs of $2.0 million related to our investment in advanced solutions and sales account executive headcount, as well as the addition of costs resulting from the acquisition of Stratiform in December 2016 and an increase in severance costs of $0.4 million, partially offset by a $0.5 million increase in Canada gross profit.

3

United Kingdom operating loss was $1.5 million in the three months ended September 30, 2017, which includes $1.5 million of personnel costs and $0.4 million of other SG&A expenses, partially offset by $0.4 million of gross profit.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $18.3 million in the three months ended September 30, 2017 compared to $15.6 million in the three months ended September 30, 2016, an increase of $2.7 million, or 17%. The increase in our Corporate & Other operating expenses was primarily due to a $2.0 million increase in restructuring related charges, a $0.6 million increase in M&A and related litigation costs and fees and a $0.4 million increase in personnel costs.

Income Taxes

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718) - Improvements to Employee Share-Based Accounting,” which simplifies several aspects of accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory state tax withholding requirements, as well as classification in statement of cash flows. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. We adopted ASU 2016-09 effective January 1, 2017. In the three and nine months ended September 30, 2017, we recorded a credit to income tax expense of approximately $37,000 and $2.7 million, respectively, related to the excess tax benefits associated with the exercise of stock options and vesting of restricted stock units during the period on our consolidated statement of operations. We anticipate ongoing income tax expense volatility as a result of the adoption of this standard.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA (as defined below) for the three months ended September 30, 2017 was $11.6 million compared to $15.2 million for the three months ended September 30, 2016. Non-GAAP EPS (adjusted EPS) was $0.34 for the three months ended September 30, 2017 compared to $0.52 in the three months ended September 30, 2016. The decrease in adjusted EBITDA and adjusted EPS was primarily driven by the decrease in operating profit discussed above.

Consolidated Balance Sheet and Cash Flow

We had $29.4 million of net cash used in operating activities during the nine months ended September 30, 2017 compared to $73.5 million of net cash provided by operating activities in the nine months ended September 30, 2016. Accounts receivable at September 30, 2017 was $412.7 million, an increase of $53.8 million from December 31, 2016. Inventory at September 30, 2017 was $74.9 million, a decrease of $6.0 million from December 31, 2016. Accounts payable at September 30, 2017 was $271.8 million, a decrease of $4.7 million from December 31, 2016. Cash used in investing activities during the nine months ended September 30, 2017 totaled $15.8 million compared to $5.6 million during the nine months ended September 30, 2016. Investing activities for the nine months ended September 30, 2017 were primarily related to a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure and leasehold improvements and the acquisition of Stack Technology in the UK for $1.7 million. Investing activities for the nine months ended September 30, 2016 were primarily related to $2.5 million of capital expenditures and $0.5 million of incremental acquisition-related investments. Total notes payable increased by $2.7 million to $37.3 million at September 30, 2017 compared to December 31, 2016. Outstanding borrowings under our line of credit increased by $60.9 million to $168.3 million at September 30, 2017 compared to December 31, 2016.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended September 30,		Y/Y Sales
Product Sales Mix:	2017	2016	Growth
Software(1)	29	26	5
Notebooks and Tablets	19	19	(8)
Desktops	8	6	22
Delivered services	7	6	8
Manufacturer service and warranties(1)	6	7	(17)
Networking	6	9	(34)
Display	4	4	(7)
Servers	3	2	1
Printers	3	3	(3)
Accessories	3	3	(5)
Storage	3	3	(14)
Other(2)	9	12	(8)
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

4

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 6, 2017 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter results. To listen to PCM management’s discussion of its third quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on November 6, 2017 until November 13, 2017 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 8297199.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of $2.2 billion in the twelve months ended September 30, 2017. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; expectation of financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations for gross margins; expectations for reductions in SG&A and optimizing our cost structure; expectations of earnings per share and statements regarding our investments having a much higher growth potential or achieving a transformed business model primed for long term, profitable and sustainable growth; our execution of our strategy enabling us to expand margins and profitability; our investments advancing our strategic objectives and improving our performance in 2017; and our ability to achieve success in the UK and the UK segment’s profitability and accretion in 2018. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to transition outsourced BPO services provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition which we expect will terminate in the third quarter of 2017 and require us to transition related IT, accounting, customer service and order management and other support services from this service provider to our captive service operations; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the year ended June 30, 2017, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

5

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$545,479	$584,937	$1,629,988	$1,663,960
Cost of goods sold	464,185	502,282	1,385,118	1,427,999
Gross profit	81,294	82,655	244,870	235,961
Selling, general and administrative expenses	79,909	71,955	233,388	210,377
Operating profit	1,385	10,700	11,482	25,584
Interest expense, net	1,950	1,598	5,589	4,533
Equity income from unconsolidated affiliate	151	—	424	—
Income (loss) before income taxes	(414)	9,102	6,317	21,051
Income tax expense	427	3,781	631	8,168
Net income (loss)	$(841)	$5,321	$5,686	$12,883

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$(0.07)	$0.45	$0.46	$1.09
Diluted	(0.07)	0.43	0.43	1.04

Weighted average number of common shares outstanding:
Basic	12,248	11,722	12,418	11,807
Diluted	12,248	12,503	13,325	12,398

6

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
EBITDA(a)
Consolidated operating profit	$1,385	$10,700	$11,482	$25,584
Add: Consolidated depreciation expense	2,531	2,430	7,389	7,522
Consolidated amortization expense	1,038	1,445	3,093	4,400
Equity income from unconsolidated affiliate(b)	151	—	424	—
EBITDA	$5,105	$14,575	$22,388	$37,506

EBITDA Adjustments
Stock-based compensation	$695	$453	$1,919	$1,457
Write-off of CRM	—	—	—	37
M&A and related litigation costs and fees(c)	837	146	2,377	907
Severance and restructuring related costs(d)	3,555	39	5,336	1,915
Foreign exchange (gain) loss	(37)	18	(3)	(262)
UK net startup costs(e)	1,481	—	3,126	—
Legal settlement gain(f)	—	—	—	(1,333)
Total EBITDA adjustments	$6,531	$656	$12,755	$2,721

Adjusted EBITDA
EBITDA	$5,105	$14,575	$22,388	$37,506
Add: EBITDA Adjustments	6,531	656	12,755	2,721
Adjusted EBITDA	$11,636	$15,231	$35,143	$40,227

Net income (loss)
Income (loss) before income taxes	$(414)	$9,102	$6,317	$21,051
Less: Income tax expense	427	3,781	631	8,168
Net income (loss)	$(841)	$5,321	$5,686	$12,883

Income (loss) before income taxes	$(414)	$9,102	$6,317	$21,051
Add: EBITDA Adjustments	6,531	656	12,755	2,721
Amortization of purchased intangibles(g)	1,034	1,441	3,080	4,389
One-time interest charge(h)	—	—	321	—
Adjusted income before income taxes	7,151	11,199	22,473	28,161
Less: Adjusted income tax expense(i)	2,825	4,652	8,877	10,926
Non-GAAP net income	$4,326	$6,547	$13,596	$17,235

Diluted earnings (loss) per share
GAAP diluted EPS	$(0.07)	$0.43	$0.43	$1.04
Non-GAAP diluted EPS	0.34	0.52	1.02	1.39

GAAP diluted weighted average number of common shares outstanding	12,248	12,503	13,325	12,398
Non-GAAP diluted weighted average number of common shares outstanding	12,882 (j)	12,503	13,325	12,398

(a)	EBITDA — earnings from operations before interest, taxes, depreciation and amortization expenses.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes acquisition-related costs and fees, including litigation.
(d)	Includes employee severance related costs related to our cost reduction initiatives, duplicate costs associated with the Ovex transition, lease vacancy costs and other restructuring related costs.
(e)	Represents net startup costs associated with our new United Kingdom investment.
(f)	Relates to gain resulting from a class action settlement related to the DRAM Indirect Antitrust Litigation.
(g)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(h)	Represents interest expense levied against the company for unclaimed property reports for periods dating back to 2003.
(i)	The 2017 adjusted income tax expense for three and nine months ended September 30, 2017 were computed using an estimated annual effective tax rate of 39.5%. Our actual effective tax rates for the three and nine months ended September 30, 2017 were (103.0)% and 10.0%, respectively.
(j)	Includes approximately 634,000 dilutive shares for the three months ended September 30, 2017 for computation of non-GAAP diluted EPS.

7

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$8,346	$7,172
Accounts receivable, net of allowances of $974 and $832	412,733	358,949
Inventories	74,871	80,872
Prepaid expenses and other current assets	10,061	16,250
Asset held for sale	—	5,812
Total current assets	506,011	469,055
Property and equipment, net	70,448	56,352
Goodwill	84,544	83,388
Intangible assets, net	12,144	15,074
Deferred income taxes	641	947
Investment and other assets	4,749	4,994
Total assets	$678,537	$629,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$271,841	$276,524
Accrued expenses and other current liabilities	57,911	63,403
Deferred revenue	4,522	10,960
Line of credit	168,344	107,396
Notes payable — current	3,432	11,168
Note payable related to asset held for sale	—	4,601
Total current liabilities	506,050	474,052
Notes payable	33,836	18,750
Other long-term liabilities	4,843	7,039
Deferred income taxes	3,819	1,498
Total liabilities	548,548	501,339
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,142,330 and 16,465,567 shares issued; 11,774,678 and 11,967,202 shares outstanding	17	16
Additional paid-in capital	133,990	127,777
Treasury stock, at cost: 5,367,652 and 4,498,365 shares	(38,288)	(26,934)
Accumulated other comprehensive income	427	(639)
Retained earnings	33,843	28,251
Total stockholders’ equity	129,989	128,471
Total liabilities and stockholders’ equity	$678,537	$629,810

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PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$5,686	$12,883
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,482	11,922
Equity income from an unconsolidated affiliate	(424)	—
Provision for deferred income taxes	212	1,034
Non-cash stock-based compensation	1,918	1,457
Change in operating assets and liabilities:
Accounts receivable	(50,716)	(36,824)
Inventories	6,001	(23,699)
Prepaid expenses and other current assets	6,346	(5,807)
Other assets	1,181	1,225
Accounts payable	(7,237)	90,517
Accrued expenses and other current liabilities	3,548	16,215
Deferred revenue	(6,438)	4,588
Total adjustments	(35,127)	60,628
Net cash (used in) provided by operating activities	(29,441)	73,511
Cash Flows From Investing Activities
Purchases of property and equipment	(14,122)	(5,057)
Acquisition of Stack Technology, net of cash acquired	(1,723)	—
Acquisition of assets of Systemax	—	(400)
Acquisition of Acrodex, net of cash acquired	—	(93)
Net cash used in investing activities	(15,845)	(5,550)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	60,948	(40,750)
Borrowings under notes payable	5,212	525
Payments under notes payable	(2,777)	(3,739)
Change in book overdraft	1,885	(11,180)
Payments of obligations under capital leases	(1,113)	(1,832)
Payments of earn-out liability	(11,058)	(9,820)
Proceeds from capital lease obligations	587	—
Net proceeds from stock issued under stock option plans	5,007	1,662
Payments for deferred financing costs	(669)	(655)
Common shares repurchased and held in treasury	(11,354)	(3,608)
Payment of taxes related to net-settled stock awards	(808)	—
Net cash provided by (used in) financing activities	45,860	(69,397)
Effect of foreign currency on cash flow	600	200
Net change in cash and cash equivalents	1,174	(1,236)
Cash and cash equivalents at beginning of the period	7,172	11,176
Cash and cash equivalents at end of the period	$8,346	$9,940
Supplemental Cash Flow Information
Interest paid	$4,970	$3,925
Income taxes paid, net	3,826	3,497
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	520	$795

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